Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 25, 2024, relating to the combined financial statements of Inhibrx Biosciences, a business of Inhibrx, Inc. appearing in the Registration Statement on Form 10 of Inhibrx Biosciences, Inc.

/s/BDO USA, P.C.

San Diego, California

May 30, 2024